Exhibit 11

                  Aerial Communications, Inc. and Subsidiaries

                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


Three Months Ended June 30,                                1997         1996
--------------------------------------------------------------------------------
Primary Earnings
    Net (Loss)                                           $ (55,475)  $  (7,206)
                                                         =========   =========

Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding*                          71,499      68,105
                                                         =========   =========

Primary Earnings per Common Share
    Net (Loss)                                           $   (0.78)  $   (0.11)
                                                         =========   =========



Six Months Ended June 30,                                   1997        1996
--------------------------------------------------------------------------------
Primary Earnings
    Net (Loss)                                           $ (77,815)  $ (13,877)
                                                         =========   =========

Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding*                          71,442      63,596
                                                         =========   =========

Primary Earnings per Common Share
    Net (Loss)                                           $   (1.09)  $   (0.22)
                                                         =========   =========




* Weighted average number of Common and Series A Common Shares Outstanding was calculated based on the number of shares outstanding during the period adjusted to give retroactive effect to the recapitalization in conjunction with the Company's initial public offering, as if this transaction had occurred at January 1, 1996.


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